EXHIBIT NO. 99


                              CONSULTING AGREEMENT



         This Agreement is effective the 1st day of January, 1996, by and between Pacific Animated Imaging Corporation, a Delaware Corporation (the "Corporation"), and Charles M. LaLoggia (hereinafter referred to as "Consultant").

         WHEREAS, the Corporation desires to engage the services of Consultant as an independent contractor on the terms and conditions provided herein; and

         WHEREAS, the Consultant desires to render consulting services to the Corporation.

         NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Engagement. The Corporation hereby engages the services of Consultant and Consultant hereby accepts such engagement upon the terms and conditions set forth herein.

         2. Term. This Agreement shall commence on January 1, 1996 and shall remain in full force and effect for a period of five (5) years, unless sooner terminated pursuant to Section 6.

         3. Services. Consultant shall be available to provide such consulting services as required by the Chief Executive Officer and or the Chairman of the Board of Directors of Corporation, including, but not limited to, acting in a public relations capacity to provide exposure for Corporation in print, video and audio medias, and other public relations services. The services rendered by Consultant hereunder shall be provided to the Corporation at such times in such manner as may be required by the Chief Executive Officer or the Chairman of the Board of Directors of Corporation. The method to complete the services shall be discussed and mutually decided upon by Consultant and the Chief Executive Officer or the Chairman of the Board of Directors of Corporation.

         4. Duties. Consultant shall devote to the Corporation such time, attention, and energy necessary for him to perform the duties for which he is contracted, including but not limited to providing prompt and professional consulting services, at such times as the Chief Executive Officer or Chairman of the Board of Directors of Corporation may require.



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         5. Compensation. As compensation for the services to be provided by
Consultant hereunder, Consultant shall receive twenty-five thousand (25,000) shares of the Common Stock, par value $0.0001, of the Corporation. The shares shall be delivered in full to Consultant on the execution of this Agreement.

                  a. Consultant understands that the Shares of Corporation being issued hereunder ("Shares"), are being issued without registration under the Securities Act (as hereinafter defined) or Applicable Laws (as hereinafter defined). No federal or state agency has reviewed the transaction set forth herein or approved or disapproved the Shares for investment or any other purpose. Furthermore, Consultant represents that the Shares will be acquired by him for his own account and for investment and not with a view to or resale in connection with any distribution thereof within the meaning of the Securities Act or Applicable Laws.

                  b. The term "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder; and the term "Applicable Laws" means any applicable state securities laws, the Securities Exchange Act of 1934, as amended, and the rules and regulations under the foregoing.

                  c. The following legend will be placed on the front of any certificates representing the Shares to be issued to Consultant hereunder, and stop-transfer instructions will be issued to any transfer agent of such Shares to insure compliance with the provisions of the Securities Act and the Applicable Laws:

         "These Shares have not been registered under the Securities Act of 1933, as amended, or under applicable state securities laws, and they may not be offered, sold, pledged, hypothecated or otherwise transferred in the absence of (1) effective registrations under all such laws or (2) an opinion of counsel to the Corporation that such registration is not required."

                  d. Notwithstanding the foregoing, Corporation agrees that it will effectuate registration of the shares payable hereunder via a S-8 registration statement filed with the Securities and Exchange Commission no later than July 31, 1996.

         6. Termination. This Agreement shall terminate only upon the expiration of the term of this Agreement or upon thirty (30) days written notice from Corporation.

         7. Status as Independent Consultant. Consultant is retained and employed by the Corporation only for the purposes and to the extent set forth in this Agreement. Consultant's relationship to the Corporation shall, during the period of this Agreement, be that of an independent contractor and not that of an employee of the Corporation.


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         8. Taxes. All federal and state income and employment taxes, similar obligations and withholdings, including but not limited to social security taxes, shall remain the sole responsibility of Consultant.

         9. Expenses. All expenses incurred by Consultant in the performance of the services hereunder shall be at the sole costs and expense of Consultant unless Corporation agrees in advance by a written notice to accept the payment of any expense or cost.

         10. Employee Benefits. Consultant shall not be entitled to participate in any plans or arrangements of the Corporation pertaining to or in connection with any employee benefit, including health, pension or profit sharing plans.

         11. Contractual Obligations. Consultant agrees that Consultant shall not, unless authorized to do so by the Corporation, make, draw, accept or endorse any contract or other instrument requiring the payment of money by the Corporation.

         12. Notices. All notices or other communications to be given under this Agreement shall be in writing and shall be deemed given when personally delivered, or three days after mailing with adequate postage by certified or registered mail, return receipt requested.

         13. Entire Agreement. This Agreement supersedes any and all other Agreements, either oral or in writing, between the parties to this Agreement with respect to the subject matter contained herein or necessarily implied hereby.

         14. Modification. No change or modification of this Agreement shall be valid unless the same be in writing and signed by all of the parties hereto.

         15. Binding Effect. This Agreement shall be binding upon the parties, heirs, legal representatives, successors and assigns of the respective parties.

         16. Invalid Provision. The invalidity or unenforceability of any particular provision of this Agreement shall render the remainder of the Agreement to be construed in all respects as if such invalid or unenforceable provision was omitted.

         17. Interpretation. The validity of this Agreement and any of its terms and provisions, as well as the rights and duties of the parties to this Agreement, shall be governed by the laws of the State of Maryland.

         18. Assignment. This Agreement shall be binding and shall inure to the successors and assigns of the Corporation and Consultant.


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         IN WITNESS WHEREOF,  the parties hereto have executed this Agreement on the day and year first written above.


PACIFIC ANIMATED IMAGING                    Attest:
CORPORATION


By:   /s/ John J. Cadigan                   /s/ John J. Cadigan
      John J. Cadigan, President            John J. Cadigan, Secretary


_____________________________               /s/ Charles M. LaLoggia
Witness                                     Charles M. LaLoggia, Consultant


Date: _______________________